Exhibit 3.1.5

Colorado Secretary of State
Date and Time: 11/15/2005 01:44 PM
Document processing fee		Entity Id: 19871378412
If document is filed on paper	$125.00
If document is filed electronically	$ 50.00	Document number: 20051426415
Fees & forms/cover sheets
are subject to change.
To file electronically, access instructions
for this form/cover sheet and other
information or print copies of filed
documents, visit www.sos.state.co.us
and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19871378412

1. Entity name:
U.S. GOLD CORPORATION
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof
☐ “credit union”	☐ “savings and loan”
☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)
OR
If the corporation’s period of duration as amended is perpetual, mark this box: ☒

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Pass	William	F.
	(Last)	(First)	(Middle)	(Suffix)

2201 Kipling Street
(Street name and number or Post Office information)

Suite 100

	Lakewood	CO	80215
	(City)	(State)	(Postal/Zip Code)

United States
	(Province - if applicable)	(Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

NOTICE:

This “image” is merely a display of information that was filed electronically. It is not an image that was created by optically scanning a paper document.

No such paper document was filed. Consequently, no copy of a paper document is available regarding this document.

Questions? Contact the Business Division. For contact information, please visit the Secretary of State’s web site.

Click the following links to view attachments

Attachment 1

Amendment to Articles of Incorporation

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
U.S. GOLD CORPORATION

Pursuant to § 7-110-101, et seq., of the Colorado Business Corporation Act, U.S. Gold Corporation, a corporation organized and existing under the laws of the State of Colorado, adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is U.S. Gold Corporation.

SECOND: U.S. GOLD CORPORATION, a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), HEREBY CERTIFIES that the following Articles of Amendment to its Articles of Incorporation was duly adopted on November 14, 2005, pursuant to the authority conferred upon the Corporation by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and by the Colorado Business Corporation Act (the “Act”):

RESOLVED, that the first paragraph of Article IV of the Articles of Incorporation, entitled “Capital,” is hereby amended to read in its entirety as follows:

The aggregate number of shares which this Corporation shall have authority to issue is two hundred fifty million (250,000,000), all of which shall be designated common stock without par value; and further

RESOLVED, that the Articles of Incorporation of the Corporation are hereby amended by adding a new Article XIII to read as follows:

ARTICLE XIII

VOTING REQUIREMENTS

When, with respect to any action to be taken by the shareholders of the Corporation, the Colorado Business Corporation Act (“Act”) requires the vote or concurrence of a greater number of shares, or of any class or series entitled to vote thereon for an “existing corporation” (as defined in the Act) than would otherwise be required, any and all such action shall be taken as required by the Act, as the same may be amended from time to time, as if the Corporation were organized on or after July 1,1994. This provision is intended to eliminate the two-thirds voting requirement imposed by Section 7-117-101 of the Act on corporations organized before June 30, 1994.

THIRD: The proposed amendment to the Articles of Incorporation was submitted to the shareholders of the Corporation for approval at a meeting held November 14, 2005, and the number of votes cast in favor of the amendment was sufficient for approval.

The name and address of the individual who caused this document to be filed, and who may be contacted by the Secretary of State with any questions, is:

WILLIAM F. PASS, VICE PRESIDENT AND SECRETARY
U.S. GOLD CORPORATION
2201 KIPLING ST STE 100
LAKEWOOD, CO 80215-1545

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